STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of January 1, 1998 by and among COASTAL PHYSICIAN GROUP, INC., a Delaware Corporation ("Coastal"), COASTAL MANAGED HEALTHCARE, INC., a North Carolina corporation ("CMH" or the "Seller") and DHP HOLDINGS, LLC, a North Carolina limited liability company ("Purchaser").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, CMH owns all of the issued and outstanding stock of Doctors Health Plan, Inc., a North Carolina corporation ("DHP"); and

     WHEREAS, concurrently with the execution and delivery of this Agreement, CMH is selling and the Purchaser is purchasing all of the issued and outstanding stock of DHP (the "DHP Stock"), all pursuant to the terms and conditions more fully set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

                                    ARTICLE I
                                PURCHASE AND SALE

     Section 1.1 Purchase and Sale of DHP Stock. Subject to the terms and conditions contained herein, at a Closing taking place concurrently with the execution and delivery of this Agreement, the Purchaser is purchasing from CMH and CMH is selling, assigning and transferring to the Purchaser, the DHP Stock which is all of the issued and outstanding capital stock of DHP.

     Section 1.2 Closing Date. The closing of this transaction (the "Closing") shall be held at the offices of Moore & Van Allen, PLLC, 2200 West Main Street, Suite 800, Durham, North Carolina 27705, or such other place as the parties may agree on or before March 4, 1998 or such other time as the parties may agree; provided, the transactions contemplated herein shall be effective as of 12:01 a.m. on January 1, 1998 (the "Effective Date").

     Section 1.3 Purchase Price and Payment of Purchase Price. The purchase price, subject to adjustments described below, to be paid by Purchaser (the "Purchase Price") will be an amount equal to $5,000,000. The Purchaser will pay the Purchase Price at Closing in cash or immediately available funds; provided, however, Purchaser shall have the right to elect to pay the Purchase Price in the form of a promissory note in the amount of $5,000,000 (the "Note") due and payable within ten (10) days from the Closing Date. The Promissory Note will bear interest after default at the per annum rate of twelve percent (12%) until paid. In addition, in the event the Note is not paid in full within the earlier of ninety (90) days from the date hereof or forty-five days after Coastal gives Purchaser notice under Section 5.6 that it intends to accept a price below the Strike Price (as defined in Section 5.6), Purchaser agrees to provide collateral to secure the Note that is determined to be adequate by the Board of Directors of Coastal, and Purchaser agrees to execute and deliver any security agreements, deeds of trust, pledge agreements, financing statements and other documentation necessary to evidence or perfect a security interest in such collateral. The form of Note is attached hereto as Exhibit A. Seller may be entitled to receive additional amounts under Section 5.6, which amounts shall be treated as an adjustment to the Purchase Price.

     Section 1.4 Post Effective Date Cooperation. The parties acknowledge that after the Effective Date, cash may be received by one party but belong to another party and/or trade payables may be paid by one party yet be the responsibility of another party. The parties agree to cooperate to reconcile in a timely manner all post Effective Date transactions. Upon such reconciliation, any party owing money to another party shall pay the amount owed within thirty
(30) days of said reconciliation.

     Section 1.5 Responsibility for Tax Liability. Seller shall be responsible for and shall indemnify Purchaser from, against and in respect of any liability for taxes imposed on DHP with respect to any taxable period, or portion thereof, ending on or prior to or which includes the date immediately prior to the Effective Date (including any liability under Section 1.1502-6 of the Treasury Regulations or similar provisions of state law). Purchaser shall be responsible for and shall indemnify Seller from, against and in respect of any liability for taxes imposed on DHP with respect to any taxable period, or portion thereof, for which Seller is not liable to Purchaser pursuant to the terms of the immediately preceding sentence (other than any liability under Section 1.1502-6 of the Treasury Regulations or similar provision of state law).

                                   ARTICLE II
                REPRESENTATIONS AND WARRANTIES OF CMH AND COASTAL

     In order to induce the Purchaser to enter into this Agreement and the transactions contemplated hereby, CMH and Coastal hereby represent and warrant to the Purchaser as follows:

     Section 2.1 Corporate Organization and Authority. CMH is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, with full corporate power and authority to conduct its business as now conducted, own its assets, own or lease and operate its properties, and enter into and perform its obligations under this Agreement. This Agreement constitutes, and all assignments, agreements and other instruments and documents to be executed and delivered by CMH in connection with this Agreement will constitute, CMH's legal, valid and binding obligations, enforceable against CMH in accordance with their respective terms.

     CMH, by all appropriate corporate action, has duly authorized the execution and delivery of this Agreement, the documents of transfer and assignment contemplated hereby in consummation of all the transactions contemplated herein and the performance of all obligations of CMH pursuant to this Agreement.

     Section 2.2 Title to Stock of DHP. Except as disclosed on Schedule 2.2, CMH is the true and lawful beneficial and record owner of all the DHP Stock and has good and marketable title thereto, free and clear of claims, pledges, liens, security interests, charges or other encumbrances. Subject to obtaining all required consents disclosed on Schedule 2.14, CMH has full right and power and authority to sell, transfer and deliver the DHP Stock. Upon delivery of the DHP Stock as contemplated in this Agreement, CMH will transfer to the Purchaser valid and marketable title thereto including all voting and other rights to the DHP Stock free and clear of all claims, pledges, liens, security interests, charges, or other encumbrances.

     Section 2.3 Financial Statements. The unaudited financial statements of DHP are attached hereto as Exhibit C and have been prepared by management. Since the date of the financial statements, management believes that DHP has incurred continuing substantial operating losses. DHP has been cited by the North Carolina Department of Insurance ("NCDOI") for numerous violations of regulations with respect to its operations and has been notified that a fine which is likely to be substantial will be levied and will be payable by DHP. As a result of the operational losses of DHP prior to the closing, management believes that DHP does not have the statutory minimum capital and surplus required by the laws of the State of North Carolina or the NCDOI in order to maintain its license to operate a health maintenance organization in good standing. Management believes that substantial capital infusions will be required to be made to DHP in order to pay the fine levied by the NCDOI, maintain statutory minimum capital and surplus, fund ongoing operating losses and meet other capital requirements that will be imposed on DHP by the NCDOI as a condition to continuing operations. DHP has experienced significant employee attrition and turnover over the past twelve to eighteen months, including the resignation of the President and Chief Executive Officer in January, 1998. In addition, other officers and directors have resigned. Additional matters regarding DHP and its financial statements are disclosed on Schedule 2.14. Other than as set forth above and as disclosed on Schedule 2.14, Coastal and CMH make no representations regarding the financial condition, business or affairs of DHP.

     Section 2.4 No Subsidiaries. DHP does not own, either directly or indirectly, or have any investment in, own, or otherwise control, any corporation or other entity, or is a party to any partnership agreement, joint venture, or similar agreement.

     Section 2.5 Other Business Names. Other than as disclosed on Schedule 2.5, DHP and its predecessors and any companies acquired by or merged into them have not used any other business names.

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     Section 2.6 Sites.  Except as disclosed on Schedule  2.14, DHP has complied in all material respects with all municipal, state and federal statutes, ordinances, rules and regulations applicable to its respective business, included but not limited to, zoning, building, environmental and occupational, safety and health regulations.

     Section 2.7 Leases. Schedule 2.7 contains an accurate and complete list of all space leases with respect to space leased by DHP. Other than as disclosed on
Schedule 2.7, DHP is not in default under any lease or subject to obtaining necessary consents nor will they be in default as a result of the execution of this Agreement or closing of the transactions contemplated hereby.

     Section 2.8 Tangible Personal Property. Schedule 2.8 contains an accurate and complete list of all equipment leases and equipment leased by DHP. DHP is not in default under any such equipment leases and is not aware of any fact which, with notice and/or passage of time, would constitute such a default.

     Section 2.9 Intangible Personal Properties; Computer Programs. DHP has set forth a list of any and all franchises or licenses, any registered trademarks, trademark applications, service marks, copyrights, trade names, formulations, customer lists and computer programs held or used by DHP on Schedule 2.9. Other than as set forth on Schedule 2.14, neither Coastal, CMH or DHP have received written notice of any claims or demands with respect to such items of intangible personal property and, to Coastal's, CMH's and DHP's best knowledge, there are no claims or demands against CMH or DHP with respect to any of such items of intangible personal property. No proceedings have been instituted, or are pending against Coastal, CMH or DHP, or to the knowledge of Coastal, CMH or DHP, have been threatened against CMH or DHP to challenge the rights of CMH or DHP with respect to any such assets. Neither CMH or DHP have received written notice of any claims or demands relating to their right to use all trade names, trade secrets, patient records and patient lists which they have used or which they are now using in connection with their respective businesses. Each of CMH or DHP have the unrestricted right to use, free from any rights or claims of others, all trade names, trade secrets, patient records and patient lists which they have used or which they are now using in connection with their respective businesses.

     Section 2.10 Assets. Except as set forth on Schedule 2.10, as of the Closing Date each of CMH and DHP have good and marketable title in and to all of their respective assets, which property is free and clear of any security interests, consignments, liens, judgments, encumbrances, restrictions, or claims of any kind, other than as expressly provided in this Agreement.

     Section 2.11 Current Employees and Employment Practices. All employees of DHP (other than those listed on the attached Schedule 2.11(a) as having employment agreements) are employees at will who may be terminated by DHP at any time, with or without cause, with no obligation to make any payment other than salary and wages through the date of termination, plus any notice period, and severance payments in accordance with DHP's standard corporate policy. Except as described on Schedule 2.11(b), no employment discrimination or unfair labor practice, charge or complaint against DHP has been filed, nor to the knowledge of CMH or DHP, threatened to be filed with any court, agency or other entity having jurisdiction over DHP. Other than as disclosed on Schedule 2.11(b), to the knowledge of CMH and DHP, DHP has not been threatened by any former employee with any suit alleging wrongful termination or other discriminatory wrongful or tortuous conduct in connection with the employment relationship. Schedule 2.11(a) attached hereto and made a part hereof lists all employment agreements of DHP. None of the employees of DHP are represented by any labor organization, nor to the knowledge of CMH or DHP is there currently any union organizing activities with respect to such employees, nor has there been any such organizing activity within the past three years. DHP has not engaged in any collective bargaining or similar agreement with any labor organization.

     Section 2.12 ERISA. All "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by DHP are in compliance with all applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended, (the "Code"), and DHP does not have any liabilities or obligations with respect to any such employee benefit plan, whether or not accrued, contingent or otherwise, except for instances of noncompliance or liabilities or obligations that would not, individually or in the aggregate, have a material adverse effect on the business of DHP. Other than as specified in any employment agreements listed in Schedule 2.11(a), no employee of DHP will be entitled to any

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

additional benefits or any acceleration of the time of payment or vesting of any benefits under any employee incentive or benefit plan, program or arrangement as a result of the transactions contemplated by this Agreement, either alone or in combination with another event. DHP does not separately maintain any plans or other compensation arrangements which provide deferred or incentive compensation or severance benefits.

     Section 2.13 Insurance. DHP shall deliver prior to closing copies of the originals of any and all insurance policies which DHP has in effect covering itself or its employees, officers or directors, including error and omissions policies. DHP has had general liability insurance and errors and omissions liability insurance policies in full force and effect from the date DHP was formed through the Closing Date as part of the coverage afforded under a policy written to Coastal. The insurance coverage from Allianz Life Insurance Company of North America for coverage related to insolvency of DHP was scheduled for renewal on January 1, 1998, but the NCDOI has held up the issuance of the policy due to the department's efforts to have certain policy language modified.

     Section  2.14  Compliance  with  Applicable  Laws.  Except  as set forth in
Section 2.3 and on Schedule 2.14, DHP is in compliance in all material respects with all federal, state, county and municipal laws, ordinances, regulations, judgments, orders or decrees applicable to the conduct of its business or to the assets owned, used, or occupied by DHP, and has not received notice or advice to the contrary. Except as set forth on Schedule 2.14, neither this Agreement nor the consummation of the transactions contemplated herein will (a) violate an order, writ, injunction, statute, rule or regulation applicable to DHP or (b) require the consent, approval, authorization or permission of, or the filing with or the notification of any federal, state or local government agency.

     Section 2.15 Environmental and Medical Waste Compliance.

     (a) DHP is not in violation of any federal, state or local laws, statutes, codes, ordinances, rules, regulations, permits or orders relating to or addressing the environment, health, medical waste or safety (collectively, "Environmental Laws"), which shall include, but not be limited to, the use, handling or disposal of or the record keeping, notification and recording requirements respecting any pollutant, hazardous substance, radioactive substance, toxic substance, solid waste, hazardous waste, medical waste, radioactive waste, special waste, petroleum or petroleum derived substance or waste, asbestos, or any hazardous or toxic constituent thereof (collectively "Hazardous Substances") or work place or worker safety and health, nor have they received any written notices alleging that they are in violation of any such Environmental Laws; nor are they subject to any administrative or judicial proceeding alleging any violation of any such Environmental Laws, federal, state or local laws, statutes, codes, ordinances, rules, regulations, permits relating to the environment, health, medical waste or safety.

     (b) There is no pending lawsuit or administrative proceeding or, to CMH's or DHP's knowledge, threatened claim alleging that DHP is liable under any Environmental Law, including, without limitation, any Environmental Law related to the on-site or off-site disposal of Hazardous Substances. DHP has not received written notice from any person, including but not limited to any federal, state, or local governmental agency, alleging that DHP is liable under any applicable Environmental Law, including without limitation, any Environmental Law related to the on-site or off-site disposal of Hazardous Substances.

     (c) To CMH's and DHP's knowledge, there have been no releases, spills or discharges of Hazardous Substances on or underneath any of the real property leased by DHP and DHP has not disposed of Hazardous Substances on, at or under such properties.

     Section 2.16 Taxes. No assessments or additional tax liabilities (including all federal, state and local taxes, charges, penalties and interest) have been proposed or to the best of CMH and DHP's knowledge threatened against DHP or any of its assets, and, except as disclosed on Schedule 2.16, none of Coastal, CMH or DHP has executed any waiver of the statute of limitations on the assessment or collection of such tax liabilities. There are no federal, state or local tax liens upon any of DHP's assets other than inchoate liens for taxes not yet due and payable. There are no past, pending or to CMH or DHP's knowledge, threatened audits against DHP, except that Coastal is subject to a federal income tax examination for 1992 through and including 1996 (DHP was not operating and was not part of the consolidated returns of Coastal for 1992 and 1993). Except as set forth on Schedule 2.16, all tax returns for DHP have been timely filed and are complete and accurate. All returns, declarations, reports, estimates,

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

information returns and statements ("Returns") required to be filed under any federal, state, local or foreign authority by Coastal, CMH, DHP or the affiliated, combined or unitary group of which any such corporation is or was a member have been filed and were in all material respects (and, as to Returns not yet due and filed on the date hereof, will be) true, complete, correct and filed on a timely basis. All taxes due and owing or required to be withheld or collected by CMH and DHP have been fully paid and CMH and DHP have adequate reserves to pay all taxes not yet due, including any taxes resulting from the transactions contemplated hereunder. Coastal has included DHP as a member of its consolidated group for federal income tax purposes for all taxable years in which DHP was properly so includible and will include DHP as a member of its consolidated group for the taxable period beginning January 1, 1998 and ending on the Closing Date.

     Except as may be required by the Internal Revenue Service (or state taxing authority) to clearly reflect the income or loss of Coastal or any members of its consolidated group, Coastal will not take any action or fail to take any action that could have the effect of reducing the amount of any net operating loss or other tax attribute attributable to DHP pursuant to the Code or any similar law of any other taxing jurisdiction, including, without limitation, the filing of any amended return or the reattribution of any net operating losses or similar items from DHP, or any affiliate of Coastal under Treas. Reg. Section 1.1502-20 or any similar law of any other taxing jurisdiction. If the Coastal "consolidated group" is subject to a "consolidated section 382 limitation" as a result of transactions prior to those contemplated in this Agreement, Coastal will file an election under Treas. Reg. Section 1.1502-95T(c) apportioning to DHP an amount of the "consolidated section 382 limitation" of the Coastal "consolidated group" equal to the lesser of (a) the sum of (i) the product of the "consolidated section 382 limitation" of the Coastal "consolidated group" and the DHP Percentage (as defined herein) plus (ii) the net operating loss incurred for tax purposes by the Coastal consolidated group subsequent to the event triggering the consolidated section 382 limitation multiplied by the DHP Percentage (as defined herein) multiplied by the long term tax-exempt rate in effect as of the Closing Date, and (b) the Purchase Price multiplied by the long-term tax-exempt rate in effect as of Closing Date. The " DHP Percentage" shall mean Ten Percent (10%) multiplied by a fraction, the numerator or which is the Purchase Price (as adjusted pursuant to this Agreement) and the denominator of which is $8,714,000. Such election will be timely and properly filed under Treas. Reg. Section 1.1502-95T(e). For purposes of this Section 2.16, the term "net operating loss" shall have the meaning ascribed to such term in section 172 of the Code, and the terms "consolidated section 382 limitation" and "consolidated group" shall have the meaning ascribed to such terms in the Treasury Regulations to Section 1502 of the Code.

     Section 2.17 Litigation. Except as set forth on Schedule 2.17, there are no actions, suits or proceedings pending or to their knowledge threatened against CMH or DHP which materially affect the ability of CMH to perform under this Agreement.

     Section 2.18 Jurisdictions Doing Business. Attached hereto as Schedule 2.18 is a complete list of all jurisdictions in which DHP has done business as well as any and all trade names or other names they have used in those jurisdictions. DHP is duly qualified or registered to do business as a foreign corporation and are in good standing in each jurisdiction in which the character of the business conducted by it or the location of the properties owned or leased by it makes such qualification necessary and where the failure to so qualify would have a material adverse effect upon its respective business.

                                   ARTICLE III
                  LIMITATIONS ON REPRESENTATIONS AND WARRANTIES

     Section 3.1 Limitation on Representations and Warranties. The Seller shall not be deemed to have made to Purchaser any representation or warranty other than those expressly made by the Seller in Article II hereof. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the Seller in Article II hereof, Seller makes no representation or warranty to Purchaser with respect to:

     (a) any projections, estimates, or budgets heretofore delivered to or made available to Purchaser of future revenues, expenses or expenditures or future results of operations; or

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     (b) except as expressly covered by a representation  and warranty contained in Article II hereof, any other information or documents (financial or otherwise) made available to Purchaser or its counsel, accountants or advisors with respect to DHP; notwithstanding the foregoing, the Seller shall be liable if Seller has knowingly furnished any other information or documents to Purchaser which is materially incomplete or materially false.

     Section 3.2 Due Diligence Investigation. Purchaser acknowledges that:

     (a)  it  has  had  the   opportunity  to  visit  with  DHP  and  meet  with
representatives of DHP to discuss the business and the assets, liabilities, financial condition, cash flow and operations of the business; and

     (b) all materials and information requested by Purchaser have been provided to Purchaser to Purchaser's reasonable satisfaction.

     Purchaser acknowledges that it has made its own independent examination, investigation, analysis and evaluation DHP. Purchaser acknowledges that it has had full and complete access to all of the books, records and assets of Seller and has had the opportunity to personally inspect the assets, operations and talk with the personnel employed by DHP to the extent it has desired to do so with respect to this transaction.

     Purchaser acknowledges that it has undertaken such due diligence (including a review of the assets, liabilities, books, records and contracts of DHP) as Purchaser deems adequate, including that described above.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     In order to induce the Seller to enter into this Agreement and the transactions contemplated hereby, Purchaser hereby represents and warrants to Seller as follows:

     Section 4.1 Company Organization and Authority. Purchaser is a limited liability company, validly existing and in good standing under the laws of the State of North Carolina, with full power and authority to conduct its business as now conducted, own its assets, own or lease and operate its properties, and enter into and perform its obligations under this Agreement. This Agreement constitutes, and all agreements and other instruments and documents to be executed and delivered by Purchaser will constitute, Purchaser's legal, valid and binding obligations, enforceable against Purchaser in accordance with their respective terms.

     Purchaser, by all appropriate limited liability company action, has duly authorized the execution and delivery of this Agreement, the documents of transfer and assignment contemplated hereby and consummation of all the transactions contemplated herein and the performance of all obligations of Purchaser pursuant to this Agreement.

                                    ARTICLE V
                COVENANTS AND AGREEMENTS OF SELLER AND PURCHASER

     Section 5.1 Assignment of Leases. To the extent any real estate leases for facilities utilized by DHP or equipment leases for equipment used by DHP are not currently in the name of DHP, at the Closing such leases shall be assigned to and assumed by Purchaser, and the Seller and Purchaser agree to cooperate to obtain releases of the Seller, Coastal or any affiliates of Coastal for liability in connection with such leases. All rent and any pass through expenses payable by the tenant under any such leases shall be prorated as of the Effective Date between the Seller and Purchaser. Security deposits on all real estate and equipment leases shall remain on deposit pursuant to the leases and, to the extent not currently held in the name of DHP shall be transferred to Purchaser or DHP at Closing. Any expenses chargeable to the tenant or lessee under such leases (such as taxes, insurance and maintenance) shall be prorated as of the Effective Date and adjusted between the Purchaser and the Seller.

     Section 5.2 Accounting Services; Cooperation of Parties. Purchaser shall be entitled to continue to have access to and utilize the accounting and general ledger systems of Coastal including use of hardware and related software through the end of 1998 for no charge other than reimbursement of out of pocket costs, including

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telecommunications  expenses. The out-of-pocket costs shall be billed by Coastal to Purchaser monthly, and Purchaser shall timely pay said invoices. Coastal shall not be obligated to provide any special programming or support services to Purchaser in connection with Purchaser's use of these systems. Coastal shall not be obligated to continue to use the present accounting systems through 1998 and Coastal will not be in breach of this Agreement if it discontinues use of the present systems or modifies them so as to make continued access and utilization by Purchaser impractical; provided, in such event, Coastal shall provide Purchaser with at least ninety (90) days advance notice of any change in its present systems which will make continued access and utilization by Purchaser impractical and Coastal shall assist Purchaser in the transition to another system.

     In consideration of the aforesaid, Purchaser will assist Coastal and the Seller in the production of information for the preparation of financial statements and tax returns of the Seller.

     Section 5.3 Employees. For a transition period through and including March 31, 1998, the employees of DHP will continue to participate in all Coastal sponsored benefit plans in which they participated immediately prior to the Closing, and will be paid through the Coastal master payroll services. The Purchaser will offer employment to all current employees of DHP at their current rate of pay, although Purchaser shall not be obligated to employ any such persons for any specific length of time. Purchaser will be obligated to pay to Coastal all direct costs of the payroll (salary, bonus, overtime, shift differential) paid by Coastal during the transition period, plus 17.5% to cover the cost of employee benefits and payroll processing and benefit administration. The Purchaser shall remit these amounts to Coastal immediately prior to each payroll period.

     Section 5.4 Insurance. The Seller shall bear the risk of loss from fire or other casualty through the Closing Date. In the event of any fire or casualty through the Closing Date causing any material loss of DHP's assets, Purchaser shall have the right to terminate this Agreement and all of Purchaser's obligations hereunder. Upon such termination, CMH will reimburse Purchaser for Purchaser's actual out-of-pocket expenses (up to a maximum of $50,000) in connection with the negotiation and preparation of this Agreement and in connection with advice relating to the transactions contemplated hereby, provided that Purchaser shall provide reasonable documentation of such expenses.

     Coastal will exercise reasonable efforts to cause the businesses being purchased by Purchaser to be covered under Coastal's insurance policies through March 31, 1998 with respect to (i) general liability insurance and (ii) fire and casualty insurance. Coastal will bill Purchaser for the incremental cost of such insurance and Purchaser shall promptly pay such costs. Such insurance shall be subject to such terms, conditions, limitations and exclusions as Coastal's insurers may impose.

     Section 5.5 Reserved.

     Section 5.6 Marketing of DHP. For a period of twelve (12) months following the Closing, Coastal shall have the right to market DHP for sale. During this period, Purchaser agrees that it will not do anything to impede the right of Coastal to market DHP; provided that Purchaser may bring in minority investors to DHP so long as Steven M. Scott, M.D. or his affiliates continue to retain control of DHP, and further provided that this sentence shall not require Purchaser to maintain any particular level of funding of DHP operations or prevent Purchaser from selling DHP for a price less than the Strike Price (defined below) during the period when Coastal has a right to market DHP. Following the Closing, the parties agree to undertake an effort to market DHP for sale to a third party purchaser. The timing and logistics of such a sale shall be discussed and agreed to by the parties. Coastal has previously entered into an agreement with Advest, Inc. contemplating the marketing and sale of DHP following the Closing. Purchaser agrees to give Coastal and its representatives (including investment bankers, accountants and legal counsel) full and complete access to the books, records, facilities and personnel of DHP and full cooperation that in either case is necessary or appropriate to market DHP for sale. Such access shall also be granted to potential purchasers for due diligence purposes (subject to the execution of appropriate and customary confidentiality agreements). In the event that Coastal or Purchaser locates a third party purchaser for DHP during this period at a price that exceeds the Strike Price, then Coastal may elect to have the sale take place; provided that if the Note is outstanding Coastal may elect to sell for a price below the Strike Price if either (i) the offer to purchase is made ninety (90) days or more after the date hereof and Purchaser has defaulted in its obligation to secure the Note by posting adequate collateral in accordance with Section 1.3 or
(ii) the offer to purchase is made within ninety (90) days of the date hereof, Coastal has given notice to the Purchaser it intends to accept the offer, and Purchaser fails to pay the Note in full or post adequate collateral in accordance with Section 1.3 by the earlier of (x) forty-five (45) days after such notice or (y) ninety (90) days after the date hereof. If Coastal elects to sell, Purchaser shall have the right to pay an amount to Coastal that equals the amount that would have been received by Coastal hereunder as a result of a sale to such third party purchaser or to agree to consummate a closing and sale to such third party purchaser. If Purchaser elects to pay such amount to Coastal, the right to market under this Section 5.6 shall terminate upon such payment. In addition, if a definitive agreement with a third party purchaser is not entered into within the twelve (12) month period, the right to market under this Section
5.6 shall terminate.

     The following definitions shall apply for purposes of this Section 5.6:

          (i) "Purchaser's Base Cost" shall be an amount equal to (i) the purchase price Purchaser paid for the DHP Stock pursuant to this Agreement plus (ii) Purchaser's out-of-pocket costs relating to the acquisition and financing of the DHP Stock and the operations of the business being acquired, including interest and finance fees relating thereto plus (iii) any additional capital contributed to DHP after March 1, 1998 and any additional capital contributed to finance the operation of DHP, minus (iv) the amount of any distributions in the nature of dividends, redemption of capital stock or similar payments made to shareholders of DHP.

          (ii) "Purchaser's Total Cost" shall be an amount equal to Purchaser's Base Cost plus an amount calculated to be a twelve percent (12%) per annum return on the contributions, payments or costs that make up the Purchaser's Base Cost, taking into account any reduction in the outstanding amount as a result of the receipt of distributions, dividends or net proceeds by Purchaser.

          (iii) "Seller's Selling Expenses" shall be an amount equal to the investment banker fees and expenses paid by Seller or Coastal in connection with the sale of the DHP Stock to Purchaser.

          (iv) "Marketing Expenses" shall be the out-of-pocket costs and expenses of Coastal and Purchaser incurred or reasonably expected to be incurred in connection with the sale of DHP to a third party purchaser (or incurred in preparing for such sale), including without limitation investment banker fees and expenses.

          (v) "Strike Price" shall be an amount equal to Purchaser's Total Cost plus Marketing Expenses.

     Upon a sale to a third party, the parties agree to distribute the proceeds of sale as follows:

          (i) If the third party purchaser is located and a definitive agreement entered into before the earlier of (A) the date thirty days from the date of closing or (B) the date by which Purchaser has contributed at least $2,000,000 to the capital of DHP, then all Marketing Expenses shall be paid, Purchaser's Total Cost shall be paid to Purchaser, and all remaining proceeds of the sale shall be paid to Coastal.

          (ii) For all sales, Marketing Expenses shall first be paid or reimbursed. The remaining proceeds shall be paid as follows:

               (A) Purchaser shall be entitled to receive the greater of (A) Purchaser's Total Cost or (B) the amount equal to Purchaser's Base Cost plus fifty percent (50%) of the difference between (x) the amount of the remaining proceeds less Seller's Selling Expenses minus (y) Purchaser's Base Cost.

               (B) Any  portion  of the  sales  proceeds  not paid as  Marketing
          Expenses or paid to Purchaser under (A) above shall be paid to Coastal.

     In the event that the Note is not paid in full at the time of the sale or if any cash advances or loans made by Coastal or CMH subsequent to February 1, 1998 remain outstanding, the outstanding amounts of such obligations (including accrued but unpaid interest thereon) shall be paid directly to Coastal at closing out of the proceeds Purchaser would otherwise receive. If the Note is outstanding at the time of the sale and the sale is for less than the Strike Price, then the proceeds of the sale shall be paid in the following order to the extent available: All Marketing Expenses shall be paid, then the Note shall be paid in full, then any remaining portion of shall be applied to Purchaser's Total Cost.

     If there is income tax liability to Purchaser arising from the receipt by Seller or Coastal of the amounts Seller and/or Coastal are is entitled to receive under this Section, Coastal agrees to indemnify and hold harmless Purchaser from any such income tax liability (grossed up to account for the tax liabilities associated with such indemnification).

     The parties acknowledge that any subsequent transfer of DHP Stock or substantially all of its assets will require the consent and approval of the NCDOI and the South Carolina Department of Insurance.

     Section 5.7 Financial Information. For a period of twelve (12) months following the Closing, or so long as Coastal has the right to market DHP, Purchaser shall cause DHP to deliver monthly financial statements and reports to Coastal and shall provide such other information concerning the financial condition, business operations and prospects of DHP as Coastal may reasonably request.

     Section 5.8 Release of Scott from Non-Compete. As part of the Closing, Coastal and Dr. Steven M. Scott agree to enter into the Partial Release of Non-Compete Agreement attached hereto as Exhibit B.

     Section 5.9 Non-Compete Agreement of Coastal. In consideration of the transactions provided for in this Agreement, Coastal and Seller agree that during the one year period following the Closing Date (as defined below), neither they nor any of their subsidiaries will engage in the business of providing health maintenance organization or similar services in (i) the State of North Carolina and (ii) those service areas in the State of South Carolina served by DHP as of the Effective Date.

     Section 5.10 Use of DHP. Coastal and its affiliates currently offer their employees the option of using DHP for the employees' health plan. Coastal and its affiliates agree to continue to offer DHP as an option to their employees and as part of their employer sponsored health insurance for one (1) year following the Closing. Coastal and its affiliates further agree not to offer to their employees any other health maintenance organization, preferred provider organization or similar organizations in (i) the State of North Carolina and
(ii) those service areas in the State of South Carolina served by DHP for a period of one (1) year following the Closing.

     Section 5.11 Payment of Fines and Penalties. In the event the NCDOI or South Carolina Department of Insurance or other regulatory authorities levy any fines or penalties on DHP for operations prior to the Closing Date other than the fine disclosed in Schedule 2.14, Seller will pay such fines and penalties and indemnify and hold harmless Purchaser and DHP against any such fines and penalties.

                                   ARTICLE VI
                         DELIVERIES OF SELLER AT CLOSING

     The Seller shall deliver the following at the Closing:

     Section 6.1 Stock Certificates. CMH will deliver to the Purchaser duly endorsed stock transfer powers and certificate(s) with respect to the DHP Stock.

     Section 6.2 Consents and Approvals. CMH shall have obtained all consents and approvals required for the transfer of the DHP Stock to the Purchaser.

     Section 6.3 Seller's Documents. The Seller shall have caused to be delivered to Purchaser, at the Closing, the following:

     (a) Good Standing Certificates. Good standing certificates issued by the appropriate official of the states of incorporation of DHP and CMH;

     (b) Articles of Incorporation and Bylaws. DHP shall have delivered to Purchaser a true and complete copy of its Articles of Incorporation and Bylaws;

     (c) Corporate Resolutions. True and correct copies of resolutions of the board of directors of CMH authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and

     (d) Assignment of Leases. Assignments of leases as provided in Section 5.1.

     Section 6.4 Other Assurances. The Seller shall have delivered to the Purchaser such other and further certificates, assurances and documents as Purchaser may reasonably request in order to evidence the accuracy of the representations and warranties made pursuant to Articles II, the performance of covenants and agreements to be performed pursuant to Article V at or prior to the Closing, and the fulfillment of the conditions to Purchaser's obligations.

                                   ARTICLE VII
                       DELIVERIES OF PURCHASER AT CLOSING

     The Purchaser shall deliver the following at Closing:

     Section 7.1 Payment of Purchase Price. The Purchaser shall have paid the Purchase Price in the manner described in Section 1.3 hereof. If the Purchaser elects to pay the Purchase Price by assumption of debt in an amount equal to the Purchase Price, the Purchaser shall provide a written release from the lender(s), releasing Coastal and all affiliates from the debt in the amount of the Purchase Price.

     Section 7.2 Purchaser's Documents. Purchaser shall have caused to be delivered to Seller, at or before the Closing, the following:

     (a) Good Standing Certificate. Purchaser shall have delivered to Seller a good standing certificate issued by the State in which Purchaser is organized.

     (b) Company Resolutions. True and complete copies of resolutions of the Board of Directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

     Section 7.3 Other Assurances. The Purchaser shall have delivered to the Seller such other and further certificates, assurances and documents as Seller may reasonably request in order to evidence the accuracy of the representations and warranties made pursuant to Article IV, and, the performance of covenants and agreements to be performed pursuant to Article V at or prior to the Closing, and the fulfillment of the conditions to Seller's obligations.

                                  ARTICLE VIII
                                 INDEMNIFICATION

     In addition to the indemnities included elsewhere in this Agreement, the parties hereto agree to indemnify and hold each other harmless as follows:

     Section 8.1 Indemnification by the Seller. The Seller agrees to indemnify and hold the Purchaser harmless at all times after the date of this Agreement from, against and in respect of:

     (a) Any and all loss, liability, damage or deficiency resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenants or agreements on the part of the Seller contained herein or in any certificate or document furnished by the Seller pursuant hereto and any loss or damage resulting from any claims, litigation, actions, suits, proceedings, judgments, counsel fees, costs and expenses incident to such misrepresentation, breach or nonfulfillment;

     (b) Any fines and penalties levied on DHP for operations prior to the Closing Date by the North Carolina or South Carolina Department of Insurance or other regulatory authorities other than the fine disclosed in Schedule 2.14;

     (c) Any tax or other obligation or liability, contingent or otherwise, of the Seller in respect of the sale or any profit derived from the sale of the DHP Stock;

provided, however, that the indemnification obligations of Seller shall be limited to the amount of the Purchase Price.

     Section 8.2 Indemnification by the Purchaser. The Purchaser agrees to indemnify and hold the Seller harmless at all times after the date of this Agreement from and against any and all loss, liability, damage or deficiency resulting from (i) any misrepresentation, breach of warranty or nonfulfillment of any covenants or agreements on the part of the Purchaser contained herein or in any certificate or document furnished by the Purchaser pursuant hereto and any loss or damage resulting from any claims, litigation, actions, suits, proceedings, judgments, counsel fees, costs and expenses incident to such misrepresentation, breach or nonfulfillment; and (ii) all liabilities arising out of or in connection with the operation of DHP subsequent to the Effective Date.

     Section 8.3 Third Party Claims. Should any claim be made by a person not a party to this Agreement with respect to any matter to which the foregoing indemnity relates, the party against whom such claim is asserted (the "Indemnified Party"), within a reasonable period of time, shall give written notice to the other party (the "Indemnifying Party") of any such claim, and the Indemnifying Party shall thereafter defend or settle any such claim, at its sole expense, on its own behalf and with counsel of its selection. In such defense or settlement of any claims, the Indemnified Party shall cooperate with the Indemnifying Party to the maximum extent reasonably possible. Any payment resulting from such defense or settlement, together with the total expense thereof, shall be binding on Seller and Purchaser for the purpose of this
Article VIII.

     Section 8.4 Settlement. Notwithstanding the foregoing, should any claim be made by a person not a party to this Agreement with respect to any matter to which the foregoing indemnity relates, the Indemnified Party, on not less than thirty (30) days' notice to the Indemnifying Party, may make settlement of such claim, and such settlement shall be binding on the Indemnifying Party and the Indemnified Party for the purposes of this Article VIII; provided, however, that if within said thirty (30) day period the Indemnifying Party shall have requested the Indemnified Party not to settle such claim and to deny such claim at the expense of the Indemnifying Party, the Indemnified Party will promptly comply and the Indemnifying Party shall have the right to defense on its own behalf with counsel of its selection. Any payment or settlement resulting from such claim, together with the total expense thereof, shall be binding on Seller and Purchaser for the purposes of this Article VIII.

     Section 8.5 Mediation/Arbitration. In the event of any claim or dispute between the parties arising out of this Agreement, the parties agree to resolve any such dispute or disagreement by submitting such dispute first to mediation and second to arbitration pursuant to the following procedures:

     (a) Mediation. The parties shall mediate any dispute or disagreement upon the written demand of any party with the mediator appointed by the Judicial
Arbitration & Mediation Services, Inc. ("JAMS") or another party upon mutual agreement of all parties in disagreement, pursuant to the following terms and conditions.

          (1) Best Efforts. The parties agree to use their best efforts to resolve their dispute by mediation before proceeding to binding arbitration.

          (2) Hearings, Scheduling and Parties Present. After the mediator has been appointed, the parties shall promptly agree upon a date and time for the initial conference with the mediator, but no later than thirty (30) days after the date the mediator was selected. The location of the mediation shall be in Durham, North Carolina. The parties understand and agree that, besides counsel, a representative from each side with full settlement authority shall be present at all mediation conferences unless excused by the mediator. Each party may have other representatives, agents or witnesses present at the mediation to respond to questions, contribute information and participate in the mediation. The number of additional parties may be agreed upon in advance with the assistance and advice of the mediator.

          (3) Discovery. In the event that a party has a substantial need for information in the possession of another party to prepare for the mediation conference, the parties shall use their best efforts to agree upon the procedure for expeditious exchange of information and, if required, the mediator shall assist in such efforts.

          (4) Position Papers. Each party shall deliver to the mediator and each party to the mediation a concise written summary of its position together with any appropriate documents supporting such position no later than seven (7) days before the scheduled mediation session, including a proposed solution to the matters in controversy.

          (5) Mediator's Role. Once familiar with the issues involved in the mediation, the mediator shall, if requested by both of the parties, give an opinion of the probable outcome of the case and a range of settlement value and trial value if the case were litigated. The mediator shall, in the absence of instructions from the parties to the contrary, give recommendations regarding the possible settlement terms and conditions. The opinions and recommendations of the mediator are not binding on the parties.

          (6) Fees and Costs. The fees and costs of the mediation shall conform to the then current fee schedule of JAMS. Fees and costs of the mediation shall be borne equally by Purchaser and the Seller and each party shall pay its own professional fees and costs.

          (7) Confidentiality of Proceedings. The mediation shall be considered settlement negotiations for the purpose of all state and federal rules and laws protecting disclosures made during such conferences from later discovery or use in evidence. The mediation shall be confidential and no stenographic or other written records shall be made except the memorialized settlement record. All conduct, promises, offers, views, opinions or statements, whether oral or written, by any party, the party's agent, employee, or representative are confidential and, where appropriate, considered work product and privileged and the same shall not be subject to discovery or voluntary disclosure or admissible for any purpose, including impeachment in litigation between the parties, provided, however, that evidence otherwise subject to discovery or admissible is not excluded from discovery or admission in evidence as a result of the same being used in connection with the mediation.

          (8) Termination of the Mediation. The mediation shall continue until the matter is resolved or the mediator makes a good faith finding that all settlement possibilities have been exhausted and there is no reasonable likelihood of resolution through mediation.

     (b) Binding Arbitration. After attempting to resolve the dispute in good faith through mediation, the parties shall, upon written request of either or all parties, submit any dispute or disagreement to binding arbitration by JAMS in accordance with the foregoing rules and procedures regarding mediation specified above in paragraph (a), with the following exceptions:

          (1) Selection of the Arbitrator. The arbitrator shall be selected by JAMS and a single arbitrator shall conduct the arbitration.

          (2) Position Papers. Each party shall be entitled to submit a reply to the other party's position paper to the arbitrator.

          (3) Arbitrator's Role. The decision of the arbitrator shall be final and binding on the parties, and shall be enforceable under the Uniform Arbitration Act of the state in which the arbitration is conducted and the terms of that Act shall apply.

          (4) Fees and Costs. The arbitrator shall be allowed, in his or her discretion, to require the losing party to pay the reasonable attorney's fees and costs of the prevailing party provided the arbitrator finds that the assessment of such fees and costs serves substantial justice; such fees and costs shall not otherwise be awardable in any mediation between the parties The award of the arbitrator, including the assessment of reasonable attorney's fees and costs, if any, shall bear interest at the legal rate until the date when the awarded fees and costs, if any, are paid in full.

     (c)  Except  where  specifically   modified  above,  all  other  terms  and
procedures specified for the mediation in paragraph (a) shall apply in the arbitration.

     Section 8.6 Adjustment to the Purchase Price. For all tax purposes, any payment by Purchaser or Seller under this Agreement will be an adjustment to the Purchase Price.

                                   ARTICLE IX
                                    BROKERAGE

     The Seller and the Purchaser represent and warrant to the other that the negotiations relative to this Agreement have been carried on by the Seller directly with the Purchaser and by the Purchaser directly with the Seller, without the intervention of any person other than Advest, Inc.; Coastal and the Seller shall be responsible for compensating Advest, Inc. and shall indemnify and hold Purchaser harmless from and against all such obligations to Advest, Inc. The Seller shall indemnify the Purchaser and the Purchaser shall indemnify the Seller and hold the other party or parties harmless against and in respect of any claim for brokerage or other commissions relative to this Agreement (other than the aforesaid Advest, Inc. compensation), or to the transactions contemplated hereby, and also in respect of all expenses of any character incurred by the Purchaser, on the one hand, and by the Seller, on the other hand, in connection with this Agreement or such transactions, arising out of any claim for any such brokerage or other commissions alleged to be due as a result of the actions or conduct of the indemnifying party.

                                    ARTICLE X
        FURTHER ASSURANCES; ACCESS AND INFORMATION; CONDITIONS PRECEDENT

     Section 10.1 Further Assurances. The Seller and Purchaser all hereby covenant and agree that at any time and from time to time they will promptly execute and deliver to the others such further instruments and documents and take such further action as the parties may from time to time reasonably request in order to further carry out the intent and purpose of this Agreement.

     Section 10.2 Access and Information. Purchaser and its agents, attorneys, accountants and representatives have had full access to the respective properties, affairs, books, records, contracts and documents of DHP, including, without limitation, all contracts, leases, evidence of indebtedness and audit work papers of the internal auditors of the respective businesses, as Purchaser has reasonably requested. Until the Closing, Purchaser shall not disclose and shall cause its agents, attorneys, accountants and representatives not to disclose to any other party any confidential data or information secured, and, if the Closing does not occur as herein provided, Purchaser will promptly return at Purchaser's expense, all books, records and other documents and papers obtained and all copies thereof.

     Section 10.3 Conditions Precedent. The obligations of the Seller and Purchaser to consummate the transactions contemplated by this Agreement are subject to the following conditions precedent:

     (a) approval of the transactions contemplated by this Agreement by the NCDOI and South Carolina Department of Insurance;

     (b) approval of the material terms of this Agreement by the Board of Directors of Coastal;

     (c) the obtaining of financing satisfactory to Purchaser to consummate the transactions contemplated under this Agreement; and

     (d) completion and approval by the Seller and Purchaser of all Exhibits and Schedules to this Agreement.

                                   ARTICLE XI
                     NATURE AND SURVIVAL OF REPRESENTATIONS

     All representations, warranties, and agreements made by the Seller in this Agreement, except as otherwise expressly stated, shall survive the Closing and any investigation at any time made by or on behalf of the Seller as follows:

     (a) The representations, warranties and covenants contained in Sections 2.1, 2.2 and 5.11 hereof shall survive forever;

     (b) The representations, warranties and covenants contained in Section 2.16 hereof shall survive for a period of six months following the expiration of the relevant statue of limitations;

     (c)  The   representation,   warranties  and  covenants   relating  to  all
liabilities retained by Seller or not specifically assumed by Purchaser shall survive forever; and

     (d) All other representations, warranties, and covenants made hereunder by Seller shall be effective for a period of twelve (12) months following the Closing Date. Within said twelve month period, Purchaser must provide written notice to the Seller of the breach of any representation, warranty or covenant, pursuant to which Purchaser asserts a claim stating with particularity all material facts then known to Purchaser relating to such claim.

                                   ARTICLE XII
                                  MISCELLANEOUS

     Section 12.1 Third Party Beneficiary. Coastal, its successors and assigns and Steven M. Scott, M.D., his successors and assigns, are intended to be direct third-party beneficiaries of the covenants contained in this Agreement and may enforce the same in their own respective name, as applicable.

     Section 12.2 Notices; Addresses. All notices, requests, demands, and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered or mailed, first class postage prepaid, addressed as follows:

         COASTAL:        Coastal Physician Group, Inc.
                         2828 Croasdaile Drive
                         Durham, North Carolina  27704
                         Attention: President

         CMH:            Coastal Managed Healthcare, Inc.
                         2828 Croasdaile Drive
                         Durham, North Carolina  27704
                         Attention: President

         PURCHASER:      DHP Holdings, LLC
                         2828 Croasdaile Drive
                         Durham, North Carolina  27704
                         Attention: Steven M. Scott, M.D., President

     Section 12.3 Expenses. Except as otherwise provided herein, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective legal counsel and financial advisors.

     Section 12.4 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 12.5 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction, shall as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     Section 12.6 Assigns/Assignments. This Agreement shall be binding upon and inure to the benefit of the parties hereto any and all successors, assigns, or other successors in interest of the Purchaser, Coastal and the Seller. Neither the Seller nor the Purchaser shall be entitled to assign this Agreement or any rights hereunder without the written consent of the other party.

     Section 12.7 Public Announcement. Prior to Closing, no party will make any public announcements with respect to this transaction without the approval of the other parties, except as otherwise required by law, by the Securities and Exchange Commission, or that are recommended by legal counsel.

     Section 12.8 Confidentiality. Except to the extent the parties agree or are required by law to make information public pursuant to Section 12.7, the parties agree to keep the terms of this Agreement confidential and not to disclose the contents of this Agreement to any party other than employees of a party who agree to maintain such confidentiality and the professional advisors and representatives of the parties.

     Section 12.9 Remedies. In the event that any party defaults or fails to perform any of the conditions or obligations of such party under this Agreement or any other agreement, document or instrument executed in connection with this Agreement, or in the event that any such party's representations or warranties contained herein or in any such other agreement, document or instrument are not true and correct as of the date hereof and as of the Closing, the other parties shall be entitled to exercise any and all rights and remedies available to them by or pursuant to this Agreement or at law or in equity.

     Section 12.10 Captions. The captions and headings set forth in this Agreement are for convenience of reference only and shall not be construed as a part of this Agreement.

     Section 12.11 Merger Clause. This Agreement contains the final, complete and exclusive statement of the agreement between the parties with respect to the transactions contemplated herein and all prior or contemporaneous written or oral agreements with respect to the subject matter hereof are merged herein.

     Section  12.12   Amendments.   No  change,   amendment,   qualification  or
cancellation hereof shall be effective unless in writing and executed by all of the parties hereto by their duly authorized officers.

     Section 12.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the _____ day of March, 1998, effective as of January 1, 1998.


                                       COASTAL MANAGED HEALTHCARE, INC.

                                       By:
                                          --------------------------------
                                       Its:
                                           -------------------------------

ATTEST:

By:
   --------------------------
           Secretary

        [Corporate Seal]


                                       COASTAL PHYSICIAN GROUP, INC.


                                       By:
                                          --------------------------------
                                       Its:
                                           -------------------------------

ATTEST:

By:
   --------------------------
           Secretary

        [Corporate Seal]

                                       DHP HOLDINGS, LLC


                                       By:
                                          --------------------------------
                                                      Manager

                                    EXHIBIT A

                                 PROMISSORY NOTE


$5,000,000.00                                                    March ___, 1998


     FOR VALUE RECEIVED, DHP HOLDINGS, LLC, a North Carolina limited liability company, (the "Borrower") hereby promises to pay to the order of COASTAL MANAGED HEALTHCARE, INC., a North Carolina corporation (the "Lender"), at such place or places as the Lender may designate the principal sum of FIVE MILLION and NO/DOLLARS ($5,000,000.00). The full principal amount shall be payable in full on or before the date ten days after the date hereof (the "Due Date") and shall accrue no interest so long as the full balance is paid by the Due Date. If the full balance is not paid by the Due Date, any unpaid portion of the balance shall bear interest from the Due Date at the per annum rate of twelve percent (12%).

     The principal balance of this Note is given as partial payment of the purchase price for the purchase of stock of Doctors Health Plan, Inc. by Borrower from Lender and is issued in accordance with Section 1.3 of the Stock Purchase Agreement by and between Borrower, Coastal Physician Group, Inc. and the Lender (the "Purchase Agreement").

     This Note may be prepaid in whole or in part at any time without penalty or premium.

     Upon the occurrence of any of the following events (each a "default"):

          c. failure to pay any principal or interest under this Note as the same becomes due;

          d. the filing of a voluntary petition by the Borrower seeking the protection of the bankruptcy court under any chapter or section of the Bankruptcy Code, as amended, or any state insolvency laws, by the Borrower, or if the Borrower has an involuntary petition filed against it under any chapter or section of the Bankruptcy Code, as amended, or any state insolvency laws, and such petition is not dismissed within sixty (60) days of its filing; or

          e. by the order of a court of competent jurisdiction, a trustee or receiver of a material portion of the assets of the Borrower shall be appointed and such order shall not be discharged or dismissed within sixty
     (60) days;

then in any such event the holder may without further notice, declare the remainder of the principal sum due. Failure to exercise this option shall not constitute a waiver of the right to exercise the same at any other time.

     Upon default the holder of this Note may employ an attorney to enforce the holder's rights and remedies and the maker and any principal, surety, guarantor and endorser of this Note hereby agree to pay to the holder reasonable attorney's fees plus all other reasonable expenses incurred by the holder in exercising any of the holder's rights and remedies upon default.

     All parties to this Note, including the Borrower and any surety, endorser or guarantor hereby waive protest, presentment, notice of dishonor, and notice of acceleration of maturity and agree to continue to remain bound for the payment of principal, interest and all other sums due under this Note notwithstanding any change or changes by way of release, surrender, exchange, modification or substitution of any security for this Note or by way of any extension or extensions of time for the payment of principal and interest; and all such parties waive all and every kind of notice of such change or changes and agree that the same may be made without notice or consent of any of them.

     This Note shall be governed and construed in accordance with the laws of the State of North Carolina.

     IN TESTIMONY WHEREOF, the Borrower has signed, sealed and delivered this Note as of the date first above written.

                                       DHP HOLDINGS, LLC


                                       By:                                (SEAL)
                                          --------------------------------
                                                       Manager

                                    EXHIBIT B

        Partial Release of Non-Compete Provisions of Employment Agreement
                          between Steven M. Scott, M.D.
                                       and
                          Coastal Physician Group, Inc.

     This Partial Release of Non-Compete Provisions of Employment Agreement is made and entered into this the ____ day of ____________, 1998, by and between Steven M. Scott, M.D. ("Scott") and Coastal Physician Group, Inc. ("Coastal").

     Scott and Coastal are parties to an Employment Agreement dated April 1, 1991, ("Agreement") pursuant to which Scott is employed by Coastal as its President and Chief Executive Officer; and

     The Agreement contains certain provisions restricting Scott's activities that are in competition with Coastal or its subsidiaries; and

     An affiliate of Scott, Coastal and certain of its subsidiaries, have entered into an agreement dated the date hereof (the "Purchase Agreement") pursuant to which such affiliate of Scott, known as DHP Holdings, LLC, will purchase the stock of Doctors Health Plan, Inc. ("DHP"); and

     The parties are desirous of amending the Agreement in order that the ownership, operation and potential expansion of DHP into certain areas by Scott or any of his affiliates shall not be deemed to be a violation of the non-competition or any other provisions of the Agreement.

     NOW, THEREFORE, in consideration of the purchase of the stock of DHP referred to above, the parties agree as follows:

     1. Partial Release of Non-Compete Provisions. Notwithstanding the non-compete or any other provisions of the Agreement, and notwithstanding any provisions of any other agreement between Scott or any of his affiliates other than Coastal or its subsidiaries (collectively, the "Scott Entities") and Coastal or any of its subsidiaries (collectively, the "Coastal Entities"),

          a. except as provided in c. below, the Scott Entities may hereafter enter into the business of owning, managing, operating or otherwise providing services to health maintenance organizations, preferred provider organizations or similar organizations (collectively "HMOs");

          b. except as provided in c. below, the Scott Entities shall be permitted to increase and expand their ownership, management, and operation of HMOs, including without limitation creating start up locations or acquiring additional HMOs in any geographic location; and

          c. notwithstanding the foregoing, so long as Coastal and/or its affiliates operate HMOs in the States of Florida and Georgia, the Scott Entities shall not manage, operate, own or provide any services to any HMO in any counties in which such HMOs operated by Coastal and/or its affiliates provide services or any county contiguous to such counties.

     For so long as the  Coastal  Entities'  non-compete  agreement  pursuant to
Section 5.9 of the Purchase Agreement remains in effect, the Scott Entities shall not be required to first offer the Coastal Entities any opportunities which the Scott Entities may have to increase or expand their ownership, management or operation of, or other business relationships with HMOs (other than opportunities in the counties in Florida and Georgia in which Coastal and/or its affiliates operate HMOs and contiguous counties, which the Scott Entities are prohibited from pursuing). Upon expiration of the Coastal Entities' non-compete agreement in accordance with Section 5.9 of the Purchase Agreement, if any opportunities to own, operate, manage or otherwise provide services to HMOs are made available to Scott or any of the other Scott Entities by reason of Scott's position as an officer, employee, director or shareholder of Coastal, then Scott shall first make reasonable efforts to determine whether Coastal desires to avail itself of such opportunity. If Coastal informs Scott that it intends to avail itself of such opportunity, then Scott and the other Scott Entities shall not pursue such opportunity or enter into any transaction with respect to such opportunity unless and until Coastal shall advise Scott that no Coastal Entity has any further interest in pursuing such opportunity.

     2. Ratification of Remainder of Agreement. Except as specifically modified herein, the remaining terms of the Agreement are hereby specifically ratified and confirmed in all respects.

     IN WITNESS WHEREOF, the parties have executed this agreement as of the day and year first above written.

                                       COASTAL PHYSICIAN GROUP, INC.

                                       By:
                                          --------------------------------
                                       Title:
                                             -----------------------------


                                       -----------------------------------
                                              Steven M. Scott, M.D.

                                    EXHIBIT C

               Financial Statements for Doctors Health Plan, Inc.

                                  SCHEDULE 2.5
                                  ------------

                              Other Business Names

                                      None

                                  SCHEDULE 2.7
                                  ------------

                                  RENTAL LEASES


Sublease Agreement by and between DHP as "Subtenant" and Sea-Land Service, Inc. as "Sublandlord" dated December 5, 1997 for the Charlotte sales office for the period from December 20, 1997 through June 30, 2001, a copy of which has been previously delivered to Purchaser.

Sublease Agreement by and between DHP as "Subtenant" and Century American Insurance Company as "Sublandlord" dated July 1, 1997 for the period July 1, 1997 through June 30, 2000 for administrative offices at 2828 Croasdaile Drive, Durham, North Carolina, a copy of which has been previously delivered to Purchaser.

                                  SCHEDULE 2.8
                                  ------------

                                EQUIPMENT LEASES

                                  SCHEDULE 2.9
                                  ------------

                          Intangible Personal Property

     Certificate of Authority pursuant to N.C. Gen. State. Chapter 58, Article 67 to operate a North Carolina Health Maintenance Organization.

     South Carolina license to operate a health maintenance organization.

                                  SCHEDULE 2.10
                                  -------------

                                 Liens on Assets


                                      None

                                SCHEDULE 2.11(A)
                                ----------------

                          Written Employment Agreements


                                      None

                                SCHEDULE 2.11(B)
                                ----------------

                       List of Employment Claims and Suits


                                      None

                                  SCHEDULE 2.14
                                  -------------

                       Non-Compliance with Applicable Laws
                       -----------------------------------

     (i) Commissioner's Summary Order of the North Carolina Department of Insurance dated February 6, 1997, effective February 7, 1997, (ii) Additional Instructions effective February 26, 1997 to the February 7, 1997 Commissioner's Summary Order, and (iii) Revocation of February 7, 1997 List of Transactions Expressly Approved, Amendment to February 7, 1997 Commissioner's Summary Order and Additional Instructions to February 7, 1997 Commissioner's Summary Order, effective January 21, 1998, copies of which have previously been furnished to Purchaser.

     Report on Market Practices Examination of Doctors Health Plan, Inc. by Representatives of the North Carolina Department of Insurance as of October 22, 1997 and letter relating thereto dated December 23, 1997, copies of which have previously been furnished to Purchaser. The report requires DHP to submit a Statement of Corrective Actions to the Department of Insurance.

     The capital of DHP is less than the amount required by statute per the statutory financial statements filed on March 2, 1998 prepared as of December 31, 1997. Purchaser will be required to invest additional capital into DHP in order to be in compliance with the minimum capital and surplus statutory requirements.

     Proposed Consent Decree presented to representatives of DHP and Coastal on February 27, 1998 by the North Carolina Department of Insurance providing for a $500,000 fine and requiring additional capital infusions.


                           Consents/Approvals Required
                           ---------------------------

     Approval of the North Carolina Department of Insurance.

     Approval of the South Carolina Department of Insurance.

                                  SCHEDULE 2.16
                                  -------------

                             Delinquent Tax Returns

Coastal, on behalf of DHP, has consented to an extension of the statute of limitations through December, 1999 for federal income tax returns for DHP for 1992, 1993, 1994, 1995 and 1996.

                                  SCHEDULE 2.17
                                  -------------

                                   Litigation


                                      None

                                  SCHEDULE 2.18
                                  -------------

                    Jurisdictions in which business conducted

                                 North Carolina

                                 South Carolina